Exhibit 10.39

Alachua, Florida         February 14, 2003         $100,000

PROMISSORY NOTE

Oragenics, Inc, a Florida corporation with offices in Alachua, Florida, for value received, promises to pay to Cornet Capital Corp., of Vancouver, British Columbia, on demand, the principal sum of one hundred thousand dollars ($100,000) plus interest thereon from the date hereof until paid at the rate of ten percent (10.0%) per annum (computed on the basis of a 360-day year of twelve 30-day months).

If not sooner paid, the principal and interest thereon shall be due and payable on the first anniversary of this Note. In the event of default of payment by Oragenics when due, Oragenics shall pay to Cornet Capital Corp., such further amounts as shall be sufficient to cover the costs and expenses incurred by Cornet Capital Corp., in collecting any sum due on this Note or otherwise enforcing any of its rights hereunder.

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the 14th day of February, 2003.

Oragenics, Inc.

By :	/s/ Mento Soponis
Its President